press information

MOOG INC., EAST AURORA, NEW YORK 14052 TEL-716-/652-2000  FAX - 716/687-4457

release date

Immediate

contact

Ann Marie Luhr

October 26, 2006

                716-687-4225

MOOG ANNOUNCES NEW BANK FACILITY

East Aurora, NY, Moog Inc. (NYSE: MOG.A and MOG.B) announced it closed on a new secured $600 million, five-year revolving credit facility.  This new fourteen-bank arrangement replaces a revolving credit and term loan facility that would have matured in March of 2008.

Effective upon closing of the new credit arrangement, interest costs will be reduced by a quarter of 1%, to 100 basis points over Libor, and fees on unused borrowing availability will also be reduced.  Due to the overwhelming interest to participate in the credit arrangement by potential lenders, the Company was able to increase the size of the facility to $600 million from a planned facility size of $500 million.  HSBC Bank acted as lead arranger for the new credit facility.  In addition, M&T Bank served as syndication agent, and Bank of America and JPMorgan Chase were co-documentation agents.

"Our financial team did an outstanding job of lining up this flexible, low cost credit that will be a source of capital to fund our growth, including any acquisitions, over the next five years," said R.T. Brady, Moog's Chairman and CEO.  "While there are no significant acquisitions that are imminent, we continue to review and consider a number of strategic acquisition opportunities that would allow us to take advantage of our strengths."

Moog will initially use about $170 million under the new arrangement to repay the outstanding borrowings on the previous credit facility, leaving about $430 million of unused borrowing capacity under the new arrangement.

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems.  Moog's high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industry machinery, and medical equipment.  Additional information about the Company can be found on its website, www.moog.com.